Corporate By-Laws

NOC 000100

Updated according to amendments approved by the

158th Annual Shareholders’ Meeting, of December 26th,

2002.

Registration as Corporate Taxpayer (CGC):
76.483.817/0001-20
State Registration: 10.146.326-50
Securities Exchange Commission Registration No. 1431-1
Commercial Registry Number: 41300036535
New York Stock Exchange List No. (Non-American
Companies): 320
Rua Coronel Dulcídio, 800
Curitiba - Paraná - Brazil
CEP: 80420-170
Cableaddress: COPEL
P.O. box: 318
Telex: 415286 CPEL BR
e-mail: copel@mail.copel.com
Web site: http://www.copel.com
Phone: (55-41) 322-3535
Fax: (55-41) 331-4145

Copel’s Corporate By-Laws

Contents

CHAPTER I	NAME, HEAD OFFICE, OBJECTS, AND LIFE TERM		03
CHAPTER II	EQUITY AND SHARES		03
CHAPTER III	MANAGEMENT OF THE COMPANY		05
	Section I		05
	Section II	THE BOARD OF DIRECTORS	05
	Section III	THE BOARD OF OFFICERS	06
	Section IV	COMMON RULES APPLICABLE TO MEMBERS OF THE BOARD OF DIRECTORS AND TO OFFICERS	11
CHAPTER IV	THE AUDIT COMMITTEE		11
CHAPTER V	THE SHAREHOLDERS MEETING		11
CHAPTER VI	THE FINANCIAL YEAR		12
CHAPTER VII	GENERAL AND TRANSITIONAL PROVISIONS		13
Appendixes:
I	AMENDMENTS TO THE BY-LAWS		14
II	CHANGES IN THE CAPITAL STOCK		15
III	STATE LEGISLATION (LAWS 1,384/53, 7,227/79 and 11,740/97)		18
IV	STATE LEGISLATION (DECREE No. 14,947/54)		19
V	FEDERAL LEGISLATION (DECREE No. 37,399/55)		20

ABBREVIATIONS USED

SM -	Shareholder Meeting
ASM -	Annual Shareholders Meeting
SSM -	Extraordinary Shareholders Meeting
C.R.S.P.-	Commercial Registry of the State of Paraná
ONS PR -	Official Newspaper of the State of Paraná
ONU -	Official Newspaper of the Union

All-numeral date expressions are in the month-day-year format, e.g., 10.01.1960: October first, 1960.

Note:	the original text was filed at the Commercial Registry of the State of Paraná - C.R.S.P. under number 17,340, on June 16, 1955 and published in the Official Newspaper of the State of Paraná - ONS PR of June 25, 1955.

Copel’s Corporate By-Laws

                         CHAPTER I - Name, Head Office, Objects, and Life Term

Article 1	Companhia Paranaense de Energia, abbreviated COPEL, is a mixed-capital company, publicly held (“open company”), with the following objects:

a)	researching and studying, technically and economically, any sources of energy;

b)	researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;

c)	studying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources;

d)	providing information and technical assistance concerning the rational use of energy by business undertakings with the aim of implementing and developing economic activities deemed relevant for the development of the State;

e)	implementing electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company and the State of Paraná, being for such aims and for the aims set forth in “b” and “c” above authorized to join consortia or concerns with private companies, holding either major or minor stakes in them.

Sole Paragraph	For the performance of the activities referred to in this article, the Company may participate in other concerns, in compliance with the applicable laws.

Article 2	The Company has its head office and domicile in the city of Curitiba, at Rua Coronel Dulcídio no. 800, and it may, upon decision by the Board of Officers, open or close branches, agencies or offices in that city or wherever required, either within the national territory or abroad.

Article 3	The Company is incorporated for an unlimited period of time.

                         Chapter II - Equity and Shares

Article 4	Underwritten paid up capital is R$ 2,900,000,000.00 (two billion and ninety million reals) represented by 273,655,376,270 (two hundred and seventy-three billion, six hundred and fifty-five million, three hundred and seventy-six thousand and two hundred and seventy) shares, with no par value, composed of 145,031,080,782 (one hundred and forty-five billion, thirty-one million, eighty thousand and seven hundred and eighty-two) ordinary shares, and 128,624,295,488 (one hundred and twenty-eight billion, six hundred and twenty-four million, two hundred and ninety-five thousand and four hundred and eighty-eight) preferred shares, of which 406,977,336 (four hundred and six million, ninety hundred and seventy seven thousand and three hundred and thirty-six) are class “A” shares, and 128, 217,317,847 (one hundred twenty-eight billion, two hundred and seventeen million, three hundred and seventeen thousand and eight hundred and forty-seven) are class “B” shares.

Copel’s Corporate By-Laws

Paragraph 1	Upon approval by the Board of Directors, the capital stock may be increased, irrespective of any amendment to the by-laws, up to the limit of 500,000,000,000 (five hundred billion) shares.

Paragraph 2	The capital stock may be increased upon issuance of class “B” preferred shares, regardless of any proportional relation to the existing share classes or ordinary shares, up to the limit provided for in Law No. 6,404/76, paragraph 2, article 15.

Paragraph 3	The Company may issue shares, underwriting bonuses, debentures, or any other securities, up to the limit of the authorized capital stock, without right of first refusal, as provided for in Law No. 6,404/76 (article 172).

Paragraph 4	Debentures may be simple or convertible into shares, pursuant to article 57 of Law No. 6,404/76.

Article 5	All the shares shall be registered.

Article 6	The preferred shares shall be of classes “A” and “B” and shall carry no voting rights.

Paragraph 1	The class “A” preferred shares shall have priority in the distribution of a minimum annual dividend of ten percent, to be equally allotted among them, such dividends being determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year.

Paragraph 2	The class “B” preferred shares shall have priority in the distribution of a minimum annual dividend, to be equally allotted among them, in the amount of 25% of the net profit duly adjusted, as provided for in article 202 of Law No. 6,404/76, and determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year.

Paragraph 3	The dividends awarded pursuant to paragraph 2 to class “B” preferred shares shall have priority of distribution only in relation to ordinary shares and shall be paid from the remaining profits after the dividends of the class “A” preferred shares have been distributed.

Paragraph 4	The preferred shares shall acquire voting rights if for three consecutive financial years those shares are not awarded the minimum dividends to which they are entitled, as set forth in paragraphs 1 and 2 of this article.

Article 7	The Company may issue multiple share certificates and certificates which temporarily represent them. At the option of the shareholder, individual share certificates may be replaced by multiple share certificates and the latter may be converted into the former at any time, provided the expenses incurred are paid by whoever requests the conversion.

Paragraph 1	The class “A” preferred shares may be converted into class “B” preferred shares, the conversion of the latter into the former not being permitted. No conversion of preferred shares into ordinary shares shall be permitted, and vice versa.

Copel’s Corporate By-Laws

Paragraph 2	Upon approval by the Board of Directors, the Company may implement a book share system and such shares shall be kept in deposit accounts at an authorized financial institution.

Paragraph 3	Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission (“CVM”).

Article 8	At the Annual Shareholders Meeting each ordinary share shall carry the right to one vote.

                         Chapter III - Management of the Company

Section I

Article 9	The management of the Company shall be entrusted to the Board of Directors and to the Board of Officers.

Article 10	The Company representation shall be vested exclusively in the Board of Officers.

Section II - The Board of Directors

Article 11	The Board of Directors shall consist of seven or nine members, Brazilians, shareholders, all residing in the country, and elected at an Annual Shareholders Meeting. Two State secretaries and the Chief Executive Officer of the Company may be members of the Board of Directors.

Paragraph 1	A Company employee appointed by his or her peers shall necessarily be a member of the Board of Directors in compliance with applicable State legislation.

Paragraph 2	The term of office of the members of the Board of Directors shall be of two years, reelection being permitted.

Article 12	The chairman of the Board of Directors shall be appointed by the controlling shareholder. Should his or her absence or any impediment occur, he or she shall be replaced by a Board member appointed by his or her peers.

Article 13	In the event of a resignation or vacancy in a position of the Board of Directors, a replacement shall be appointed by the remaining Board members and shall serve until a Shareholders Meeting is held to fill the vacant position.

Article 14	The Board of Directors shall hold an ordinary meeting once every three months. Extraordinary meetings shall be convened whenever necessary. Both ordinary and extraordinary meetings shall be called by the Board president by letter, telegram or telex on a prior 72-hour notice. The Board of Directors shall operate with the presence of the simple majority of its members.

Copel’s Corporate By-Laws

Article 15	The Board of Directors shall:

I	lay down the overall strategy for the Company business;

II	elect, discharge, accept resignations, and replace Company officers, as well as prescribe their duties, in accordance with the provisions in these by-laws;

III	oversee the officers’ performance, examine books, documents, and obligations of the Company in compliance with the law;

IV	call Shareholders Meetings, either by its chairman or the executive secretary;

V	give its opinion on the reports of the management and on the accounts rendered by the Board of Officers;

VI	authorize any issue of shares and approve any new share subscription, as provided for in article 4, paragraph 2, as well as set forth all the requirements for the issue;

VII	set down criteria for the transfer and/or loan for use of permanent assets, the creation of charges in rem and guarantees for liabilities whenever the amount of the operation exceeds two percent of the Company net worth;

VIII	select and discharge independent auditors;

IX	deliberate on other affairs submitted to them by the Board of Officers or required by the Shareholders Meeting.

X	set down criteria for the Company’s participation as a shareholder in other companies, that participation being submitted to the Shareholders’ Meeting whenever required, as well as regulate the issues concerning such participation.

XI	deliberate on the framework of companies in which the Company holds shares.

XII	deliberate on the termination of the Company’s participation as a shareholder in other companies.

Sole paragraph	The minutes of the Board of Directors meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards.

Article 16	It is incumbent upon the chairman of the Board of Directors to grant leave of absence to its members, to preside over meetings, to set work directives, and to hold the casting vote, besides his or her own. The chairman’s leaves of absence shall be granted by the Board.

Section III - The Board of Officers

Article 17	The Company shall have a Board of Officers with executive duties and it shall be composed of eight members, who may or may not be shareholders, all residing in the country, Brazilians or a majority of Brazilians, prevailing powers being vested in the latter. All the officers shall be elected by the Board of Directors for three-year terms, reelection being permitted.

Copel’s Corporate By-Laws

The chief officers shall be:

•	Chief Executive Officer;

•	Chief Planning Officer;

•	Chief Administrative Officer;

•	Chief Financial Officer;

•	Chief Investor Relations Officer;

•	Chief Marketing Officer;

•	Chief Governmental Relations Officer; and

•	Chief Corporate Partnerships Officer.

Article 18	In case of temporary impediment or leave of absence of any officer, the Chief Executive Officer may appoint another officer to replace him or her.

Article 19	Should decease, resignation, or permanent impediment of any officer occur, the Board of Directors shall elect within thirty days after the event a replacement who shall serve for the remainder of the term of office. The Board of Officers may appoint a temporary replacement until the election is held. Nevertheless, the election may be dispensed with if the vacancy occurs in a year in which the Board of Officers’ term of office should expire.

Article 20	The duties of the Board of Officers are prescribed as follows:

I	managing all Company business vested in the powers granted to them by the law and by these by-laws. The Company is considered to be bound by the joint signature of two officers, one of which shall be the chief executive officer;

II	setting down regulations for the internal operations of the Company;

III	resolving on policies concerning the operations and business of the Company, after consultation to the Board of Directors, if necessary;

IV	deliberating on the creation and extinction of offices or jobs, as well as establishing wages and setting out the Company personnel regulations;

V	sharing and investing profit ascertained in compliance with these by-laws;

VI	carrying out the Company by-laws and directives put forth by the Shareholders Meeting and by the Board of Directors;

VII	deliberating on all extraordinary matters;

VIII-	deciding on all corporate businesses that are not subject to approval by the Shareholders Meeting or by the Board of Directors;

IX	advising the Board of Directors on acquisition of properties, transfer and loan for use of Company’s assets, creation of charges in rem, or guarantees for liabilities in operations exceeding two percent of the Company net worth, and deliberating on those which fall into that limit;

X	being represented at the Annual Shareholders Meeting by its Chief Executive Officer or another officer appointed by the former;

Copel’s Corporate By-Laws

XI	granting leave of absence to its members;

XII	negotiating and signing management documents with companies, as referred to in paragraph 6, or business units, as referred to in paragraph 7, both in this article, as the case may be. The delegation of those responsibilities to the managers of such companies or units, as defined in the incorporation document, for companies, or in internal regulations, for business units, are accepted, by means of their accountability to the Company’s Board of Officers;

XIII	appointing members of the boards of directors or management committees for companies or business units, as disposed for in paragraphs 6 and 7 of this article, as the case may be.

Paragraph 1	The duties referred to in articles 22 to 28 of these By-laws may be expanded by the Board of Directors, by the Chief Executive Officer of the Company, or by rules passed at a meeting of the Board of Officers.

Paragraph 2	Each officer may represent the Company by signing agreements, granting loans for use, renting and purchasing goods and services, provided that such acts are in compliance with internal regulations approved by the Board of Officers. For the performance of those acts, the Company may appoint delegates from its staff.

Paragraph 3	The Company may appoint attorneys with clearly defined powers for specific acts and operations, and also attorneys “ad negotia” to sign any documents of corporate responsibility, provided the period of their appointment is specified in the document of appointment.

Paragraph 4	Notwithstanding the provisions in article 21, IV, of these by-laws, the Company may also be represented in court by personal deposition of a lawyer from any of its legal services, or by another equally qualified employee appointed by the Company Chief Executive Officer.

Paragraph 5	The resolutions of the Board of Officers shall be passed by a majority of votes. Should the Chief Executive Officer dissent from any decision, he or she may stay the effects of such decision and call a meeting of the Board of Directors within five days to rule on the matter.

Paragraph 6	Activities related to the creation of products and services, in connection with the objects of the Company and under the Board of Officers responsibility, shall be performed by companies in which Copel holds a stake, their duties being:

a)	planning, organizing, coordinating, commanding and controlling the Company business under their responsibility;

b)	meeting technical, marketing and return targets agreed upon with the Board of Officers by means of the management documents;

Copel’s Corporate By-Laws

c)	abiding by the Company policies, mainly those governing internal corporate management and technical, financial and accounting procedures, as well as by the requirements set forth in the related management documents.

Paragraph 7	For the period in which there is no specific company incorporated, the activities referred to in “a”, “b” and “c” of paragraph 6 shall be carried out by business units, the board of directors in such event being named business management committee.

Paragraph 8	The strategic issues and the control of companies shall be dealt with by each related board of directors, which will be responsible for:

a)	ensuring that synergy actions are taken by the companies, so as to guarantee the Company results;

b)	ensuring compliance with the management documents;

c)	deliberating on the companies’ strategic matters, according to their objects, and in connection with the Company;

d)	providing the necessary support to the Company’s Board of Officers in the pursuit of solution to matters related to the function of the companies;

e)	establishing the companies’ necessary level of external relationship in connection with the matters of interest to Copel;

f)	appointing the individuals in charge of the companies as disposed for in paragraph 6 of this article, as defined in the incorporation document of those companies;

g)	evaluating studies and approving organizational framework changes of the company’s business units in all its levels.

Paragraph 9	The board of directors as referred to in paragraph 8 above shall be composed of three members minimum and five members maximum, of which one must be the president of that company and the remaining, officers of the Company.

Article 21	The following duties shall fall under the Chief Executive Officer of the Company:

I	overseeing and running all Company business;

II	determining the overall planning for the Company;

III	hiring, transferring, promoting, taking disciplinary actions against or discharging employees, and granting them leave of absence in compliance with legal provisions, delegation of those functions being permitted;

IV	representing the Company either as plaintiff or defendant in a court of law or wherever it might be required, and in its relations with third parties. For the performance of such acts attorneys or delegates may be appointed;

Copel’s Corporate By-Laws

V	signing all documents which entail corporate liabilities in accordance with the provisions of article 20, I , and paragraph 2;

VI	submitting the annual report on the Company’s activities to the Annual Shareholders Meeting accompanied by the opinion of the Board of Directors;

VII	carrying out the functions of executive secretary of the Board of Directors when not presiding over it;

VIII	carrying out the audit of programs and work plans related to the internal affairs of the areas of the Company.

Article 22	The Chief Planning Officer shall be responsible for:

I	designing, preparing, submitting, and coordinating all strategic projects of the Company;

II	following up all procedures concerning the submission of the projects mentioned in the preceeding item to regulatory agencies and other relevant authorities;

III	carrying out the planning integration of the companies or business units, as set forth in article 20, paragraphs 6 and 7, of these By-Laws, as the case may be;

IV	defining. disclosing and coordinating the corporate strategies;

V	coordinating the companies management and the follow-up of their results.

Article 23	The Chief Administrative Officer shall be responsible for:

I	defining concepts, policies and guidelines for the Company’s human resources;

II	defining policies and guidelines for the Company’s logistics;

III	coordinating the relations between the Company and labor unions;

IV	carrying out the organizational planning of the Company;

V	coordinating the acquisition of all necessary supplies, so as to obtain synergy and optimize their costs.

Article 24	The Chief Financial Officer shall be responsible for:

I	managing and controlling the Company’s economic and financial resources;

II	managing the Company’s budget;

Article 25	The Chief Investor Relations Officer shall be responsible for:

I	representing the Company with Comissão de Valores Mobiliários (the Brazilian Securities and Exchange Commission), shareholders, investors, stock exchanges, the Central Bank of Brazil, and other money market related entities;

II	controlling the Company’s economic and financial resources and the management of its accounts.

Article 26	The Chief Marketing Officer shall be responsible for:

I	analyzing the structure of the different markets and their segments;

II	setting down the marketing strategies and policies of the Company;

III	defining the tools for the marketing of the Company’s products and services;

IV	coordinating the Company’s marketing efforts;

Copel’s Corporate By-Laws

V	defining the policies for the Company’s institutional image;

VI	coordinating the Company’s global communications.

Article 27	The Chief Governmental Relations Officer shall be responsible for:

I	coordinating the Company’s political and institutional relations with governmental and private entities;

II	providing legal assistance on behalf of the Company’s interests, especially is aspects related to corporate and public legal issues which are submitted for approval and/or review by the Company’s management;

III	providing, in compliance with the law and the interests of the Company, the required activities to preserve the environment and advise the Company’s management on any related issues.

Article 28	The Chief Corporate Partnerships Officer shall be responsible for:

I	coordinating issues related to the Company’s participation in other businesses, according to the Company’s objects;

II	coordinating the strategy for the Company’s participation in new businesses;

III	coordinating and managing the results of the companies in which the Company is a shareholder.

Section IV - Common Rules Applicable to Members of the Board of Directors and to Officers

Article 29	The officers shall submit a statement of private property at the beginning and at the end of their term of office in compliance with the law.

Article 30	The remuneration of the officers shall be established annually by the Annual Shareholders Meeting and may be changed upon decision by an Extraordinary Shareholders Meeting.

Sole paragraph	The remuneration attributed by the Company to outside officers shall be equal to the average remuneration attributed to those in the employ of the Company.

Chapter IV - The Audit Committee

Article 31	The Company shall have an Audit Committee composed of five members and five alternates, who may or may not be shareholders, elected annually at the Shareholders Meeting.

Article 32	The Audit Committee shall operate permanently and shall meet whenever called by its chairman.

Article 33	The remuneration of the Audit Committee members shall be established at the Shareholders Meeting which elects them, provided the legal minimum required is met.

Article 34	The Audit Committee shall operate in compliance with the obligations and functions, duties and responsibilities provided for in the law.

Copel’s Corporate By-Laws

Chapter V - The Shareholders Meeting

Article 35	The Shareholders Meeting shall be composed of the shareholders duly called with observance of the required legal quorum, who shall sign the Attendance Book, all in compliance with further provisions in the law.

Article 36	The Annual Shareholders Meeting shall be held every year during the first four months at a place and time previously set in accordance with legal provisions. Extraordinary Shareholders Meetings may be called whenever necessary.

Sole paragraph	The Shareholders Meeting shall be opened by the chairman of the Board of Directors or, in case of his or her absence or impediment, by another Board member, and presided over by the Chief Executive Officer of the Company, or by a shareholder appointed at that time by his or her peers. The chairman of the Meeting shall select from those present one or two shareholders to compose the Meeting board and act as secretaries.

Article 37	A shareholder may be represented by an attorney-in-fact who meets the legal requirements.

Article 38	The Shareholders Meeting shall be called in a minimum eight-day advance. Should there be no quorum for its opening, there shall be a second calling at least five days prior to the meeting, pursuant to notice in the press.

Article 39	The quorum required for the installation and passing of resolutions at Shareholders Meetings shall be the one established by current legislation.

Chapter VI - The Financial Year

Article 40	Every year, on December 31, the Company shall close its financial year and, by then, the annual balance sheet and other financial statements required by law shall be prepared. As to the proceeds, the following rules shall be observed:

I	before any sharing, the accrued losses and provision for income tax shall be deducted from the gross profit ascertained during the year;

II	five percent of the net profit ascertained during the year shall be used to form the Legal Reserve, which may not exceed twenty percent of the share capital;

III	the interest upon works in progress resulting from investments made by the use of the Company’s own capital may be entered as a special reserve;

IV	other reserves may be formed by the Company according to legal provisions and up to the limits established by law.

Paragraph 1	The shareholders are entitled to receive every year, under a mandatory distribution of dividends, twenty-five percent of the net profit duly adjusted, as provided for in article 202 and its paragraphs, of Law No. 6,404/76, and determined as set forth in article 6 and its paragraphs, of these by-laws.

Copel’s Corporate By-Laws

Paragraph 2	The distribution of dividends shall not be mandatory in a financial year in which the management bodies notify the Annual Shareholders Meeting that its payment would be incompatible with the financial circumstances of the Company, regardful of the Audit Committee’s opinion.

Paragraph 3	The profits that are not distributed by virtue of the provisions of paragraph 2 shall be attributed to a special reserve and, if they are not absorbed by losses in subsequent financial years, they shall be paid as soon as the financial standing of the Company permits such payment.

Paragraph 4	Every year, by April 30 and in compliance with current legislation, the management bodies’ statements relating to the preceding financial year shall be submitted to the State’s Audit Court.

Article 41	The Company may prepare balance sheets with respect to the first six months of a fiscal year and the management bodies may advance the distribution of interim dividends “ad referendum” of the Shareholders Meeting.

Chapter VII - General and Transitional Provisions

Article 42	The dissolution and liquidation of the Company shall be carried out according to resolutions passed at a Shareholders Meeting and in compliance with the provisions in the law.

Copel’s Corporate By-Laws - Appendix I

Amendments to the Corporate By-Laws

The original text of COPEL By-Laws has undergone several amendments. Its first filing at the Commercial Registry of the State of Paraná took place under No. 17,340 on June 16, 1955, having been published in the Official Newspaper of the State of Paraná on June 25, 1955. References on those amendments are listed hereunder.

Minutes of	Commercial Registry		Published in the
SM of	File No.	date	ONS - PR on
09.09.1969	83.759	10.01.1969	10.08.1969
08.21.1970	88.256	09.04.1970	09.14.1970
10.22.1970	88.878	11.05.1970	11.16.1970
04.28.1972	95.513	05.24.1972	05.30.1972
04.30.1973	101.449	08.15.1973	08.28.1973
05.06.1974	104.755	05.21.1974	06.05.1974
12.27.1974	108.364	02.07.1975	02.21.1975
04.30.1975	110.111	06.03.1975	06.18.1975
03.26.1975	114.535	04.29.1976	05.10.1976
02.15.1978	123.530	02.28.1978	03.08.1978
08.14.1979	130.981	11.09.1979	11.20.1979
02.26.1980	132.253	03.25.1980	04.16.1980
10.30.1981	139.832	12.01.1981	12.18.1981
05.02.1983	146.251	05.31.1983	06.14.1983
05.23.1984	150.596	07.26.1984	08.28.1984
12.17.1984	160.881	01.17.1985	02.11.1985
06.11.1985	162.212	07.01.1985	07.18.1985
01.12.1987	166.674	02.13.1987	02.26.1987
03.18.1987	166.903	04.07.1987	05.08.1987
06.19.1987	167.914	07.02.1987	07.14.1987
02.22.1994	18444,7	02.28.1994	03.17.1994
08.22.1994	309,0	09.20.1994	10.06.1994
02.15.1996	960275860	02.27.1996	03.06.1996
10.18.1996	961839597	10.29.1996	11.06.1996
07.10.1997	971614148	07.18.1997	07.22.1997
03.12.1998	980428793	04.01.1998	04.07.1998
04.30.1998	981597050	05.06.1998	05.12.1998
05.25.1998	981780954	05.28.1998	06.02.1998
01.26.1999	990171175	02.05.1999	02.11.1999
03.25.1999	990646483	04.14.1999	04.23.1999
03.27.2000	000633666	03.30.2000	04.07.2000

Copel’s Corporate By-Laws - Appendix II

Changes In The Capital Stock (Article 4)

Initial capital stock, on 03.28.1955: Cr$ 800,000,000.00

		C.R.S.P	MINUTES in
SM of	NEW CAPITAL - Cr$	FILE NO. DATE	ONS PR of
10.01.1960	1,400,000,000.00	26.350 - 10.13.1960	10.14.1960
04.16.1962	4,200,000,000.00	31.036 - 05.03.1962	05.26.1962
11.11.1963	8,000,000,000.00	37.291 - 11.28.1963	12.02.1963
10.13.1964	16,000,000,000.00	50.478 - 10.23.1964	10.31.1964
09.24.1965	20,829,538,000.00	65.280 - 10.15.1965	10.18.1965
10.29.1965	40,000,000,000.00	65.528 - 11.12.1965	11.18.1965
09.20.1966	70,000,000,000.00	70.003 - 10.11.1966	10.18.1966	[3]
	NCr$
10.31.1967	125,000,000.00	74.817 - 12.01.1967	12.07.1967
06.17.1968	138,660,523.00	77.455 - 06.27.1968	07.13.1968
11.27.1968	180,000,000.00	79.509 - 12.10.1968	12.20.1968
06.06.1969	210,000,000.00	82.397 - 07.11.1969	08.05.1969
10.13.1969	300,000,000.00	84.131 - 10.30.1969	11.03.1969
12.03.1969	300,005,632.00	84.552 - 12.16.1969	12.30.1969
04.06.1970	332,111,886.00	86.263 - 05.14.1970	06.09.1970
	Cr$
11.24.1970	425,000,000.00	89.182 - 12.11.1970	12.18.1970
12.18.1970	500,178,028.00	89.606 - 02.04.1971	02.17.1971
07.31.1972	866,000,000.00	97.374 - 09.21.1972	10.04.1972
04.30.1973[4]	867,934,700.00	101.449 - 08.15.1973	08.28.1973
08.31.1973	877,000,000.00	102.508 - 11.09.1973	11.21.1973
10.30.1973[5]	1,023,000,000.00	103.387 - 01.25.1974	02.11.1974
05.30.1974	1,023,000,010.00	105.402 - 06.21.1974	06.27.1974
12.27.1974	1,300,000,000.00	108.364 - 02.07.1975	02.21.1975
04.30.1975	1,302,795,500.00	110.111 - 06.13.1975	06.18.1975
12.22.1975	1,600,000,000.00	113.204 - 01.15.1976	02.13.1976
03.26.1976	1,609,502,248.00	114.535 - 04.29.1976	05.10.1976
12.17.1976	2,100,000,000.00	118.441 - 01.14.1977	02.04.1977
08.29.1977	3,000,000,000.00	122.059 - 10.14.1977	10.25.1977
11.16.1977	3,330,000,000.00	122.721 - 12.13.1977	01.12.1978
04.28.1978	3,371,203,080.00	125.237 - 07.06.1978	07.20.1978
12.14.1978	4,500,000,000.00	127.671 - 01.19.1979	03.06.1979
03.05.1979	5,656,487,659.00	128.568 - 05.04.1979	05.17.1979
04.30.1979	5,701,671,254.00	129.780 - 07.24.1979	08.14.1979
09.24.1979	8,000,000,000.00	130.933 - 11.05.1979	11.23.1979

[3] Rectified by ONS PR on June 5, 1967

[4] Ratified by SSM on August 7, 1973, published in ONS PR on August 23, 1973

[5]Ratified by SSM on December 21, 1973, published in ONS PR on February 1, 1974

Copel’s Corporate By-Laws - Appendix II

Changes In The Capital Stock (Article 4)

		C.R.S.P	MINUTES in
SM of	NEW CAPITAL - Cr$	FILE NO. DATE	ONS PR of
03.27.1980	10,660,296,621.00	133.273 - 06.17.1980	06.27.1980
04.29.1980	10,729,574,412.00	133.451 - 06.27.1980	07.16.1980
10.16.1980	11,600,000,000.00	135.337 - 12.02.1980	01.20.1981
04.30.1981	20,000,000,000.00	137.187 - 05.19.1981	05.29.1981
10.30.1981	20,032,016,471.00	139.832 - 12.01.1981	12.18.1981
04.30.1982	37,073,740,000.00	141.852 - 06.01.1982	06.17.1982
10.29.1982	39,342,000,000.00	144.227 - 12.14.1982	12.29.1982
03.14.1983	75,516,075,768.00	145.422 - 04.12.1983	05.10.1983
05.02.1983	80,867,000,000.00	146.251 - 05.31.1983	06.14.1983
09.01.1983	83,198,000,000.00	148.265 - 10.25.1983	12.09.1983
04.10.1984	205,139,191,167.00	150.217 - 06.15.1984	07.17.1984
04.10.1984	215,182,000,000.00	150.217 - 06.15.1984	07.17.1984
10.05.1984	220,467,480,000	160.412 - 11.08.1984	11.27.1984
03.25.1985	672,870,475,837	161.756 - 05.21.1985	06.11.1985
03.25.1985	698,633,200,000	161.756 - 05.21.1985	06.11.1985
09.18.1985	719,093,107,000	163.280 - 11.14.1985	11.27.1985
	Cz$
04.25.1986	2,421,432,629.00	164.815 - 06.11.1986	06.30.1986
10.23.1986	2,472,080,064.00	166.138 - 11.06.1986	11.14.1986
03.18.1987	4,038,049,401.49	166.903 - 04.07.1987	05.08.1987
03.18.1987	4,516,311,449.87	166.903 - 04.07.1987	05.08.1987
09.18.1987	4,682,539,091.91	168.598 - 10.06.1987	10.16.1987
04.14.1988	18,772,211,552.10	170.034 - 05.06.1988	05.25.1988	[6]
04.14.1988	19,335,359,578.00	170.034 - 05.06.1988	05.25.1988
06.14.1988	19,646,159,544.00	170.727 - 07.11.1988	07.20.1988
04.25.1989	174,443,702,532.00	172.902 - 05.26.1989	07.06.1989
	NCz$
04.25.1989	182,848,503.53	172.902 - 05.26.1989	07.06.1989
06.26.1989	184,240,565.60	17.337,4 - 07.12.1989	07.21.1989
	Cr$
03.30.1990	2,902,464,247.10	175.349 - 05.02.1990	05.09.1990
03.30.1990	3,113,825,643.60	175.349 - 05.02.1990	05.09.1990
05.25.1990	3,126,790,072.52	176.016 - 07.10.1990	08.09.1990
03.25.1991	28,224,866,486.42	17.780,9 - 04.26.1991	05.23.1991
03.25.1991	30,490,956,176.38	17.780,9 - 04.26.1991	05.23.1991
05.23.1991	30,710,162,747.26	17.833,7 - 06.18.1991	06.27.1991
04.28.1992	337,561,908,212.47	18.061,7 - 06.08.1992	07.06.1992
04.28.1992	367,257,139,084.96	18.061,7 - 06.08.1992	07.06.1992
06.25.1992	369,418,108,461.33	18.089,9 - 07.09.1992	07.17.1992
04.01.1993	4,523,333,257,454.10	18.255,3 - 04.29.1993	05.20.1993
04.01.1993	4,814,158,615,553.95	18.255,3 - 04.29.1993	05.20.1993
06.15.1993	4,928,475,489,940.95 [7]	18.313,9 - 07.13.1993	08.24.1993

[6] Rectification in ONS No. 2780 of May 27, 1988

[7] Due to Provisional Executive Act No. 336, dated July 28, 1993, which changed the national currency, as of August 1, 1993, the company capital is registered in “cruzeiros reais” (CR$ 4,928,475,475.41 as of the last date)

Copel’s Corporate By-Laws - Appendix II

Changes In The Capital Stock (Article 4)

			C.R.S.P.			MINUTES in
SM of	NEW CAPITAL - CR$		FILE NO.		DATE	ONS PR of
04.26.1994	122,158,200,809.21	[8]	18.478,1	-	05.10.1994	06.08.1994
	R$
04.25.1995	446,545,229.15		9,5069647,1		05.18.1995	06.19.1995
04.23.1996	546,847,990.88		960710000		05.07.1996	05.15.1996
07.29.1997	1,087,959,086.88	[9]	971614130		07.30.1997	08.01.1997
08.07.1997	1,169,125,740.56	[9]	971761671		08.12.1997	08.15.1997
03.12.1998	1,225,351,436.59		980428793		04.01.1998	04.07.1998
03.25.1999	1,620,246,833.38		990646483		04.14.1999	04.23.1999

[8] Due to Provisional Executive Act No. 542, dated June 30, 1994, which changed the national currency, as of July 1, 1994, the capital is entered in “reals” (R$ 44,421,146.54 as of last date)

[9]Change in the capital stock authorized by the Board of Directors

Copel’s Corporate By-Laws - Appendix III

LAW NO. 1,384/53

ABRIDGEMENT:	This law institutes the Electrification Fund and provides for further measures.

(...)

Article 9 - It is incumbent upon the Executive Power in the State the incorporation of mixed-capital companies for the construction and exploitation of electric power generating plants, as well as the participation in them.

Sole Paragraph*: The company incorporated in compliance with the provisions in this article may also, by itself, through other public concessionaires in which it already holds shares, or concerns in which it may participate, provided the government is the major shareholder in any of them, pursue the objects of:

(a) researching and studying, technically and economically, any sources of energy;

(b) researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;

(c)	studying, planning, designing, constructing, and operating dams and their reservoirs, as well as further undertakings for the multiple uses of water resources;

(d)	providing information and technical assistance services regarding the rational use of energy by business undertakings for implementing and developing economic activities deemed relevant to the development of the State.

(e)**	implementing electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company and the State of Paraná, being for such aims and for the aims set forth in “b” and “c” above authorized to join consortia or concerns with private companies, holding either major or minor stakes in them.

(...)

Curitiba, November 10, 1953

BENTO MUNHOZ DA ROCHA NETO

Eugênio José de Souza

Rivadávia B. Vargas

*	Sole Paragraph appended by Law 7,227 of October 22, 1979, published in the first page of the Official Newspaper of the State of Paraná No. 661 of October 24, 1979.

**	Item “e” appended by Law 11,740 of June 19, 1997, published in the first page of the Official Newspaper of the State of Paraná no. 5,027 of June 19, 1997.

Copel’s Corporate By-Laws - Appendix IV

DECREE NO. 14,947/54*

ABRIDGEMENT:	This decree rules on the incorporation of Companhia Paranaense de Energia Elétrica - COPEL, and provides for further measures.

The Governor of the State of Paraná using the powers granted to him, and under the authorization provided for in law No. 1384, of November 10, 1953, hereby decrees:

Article 1 - Companhia Paranaense de Energia Elétrica is incorporated with the object of planning, constructing, and exploiting systems of production, transmission, transformation, distribution, and sale of electric power and related services by itself or by means of concerns which it may organize, or in which it may participate.

Article 2 - The capital stock of the company shall be Cr$ 800,000,000.00 (eight hundred million cruzeiros) of which up to 40% may be represented by preferred shares with no voting rights.

Article 3 - The State shall subscribe at least 60% of the share capital.

Article 4 - The State shall dispose of funds ascertained from the Electrification Fund, created by Law No. 1.384 of November 10, 1953, in order to pay up share capital. It may also incorporate into the company’s property the total or part of the fixed assets and other assets used for production, transmission, and distribution of electric power under State control.

Article 5 - The corporation shall be ruled by the by-laws approved in the act of its incorporation.

Article 6 - On behalf of the State, the Governor shall name his representative to perform the acts required for the incorporation of the company.

Article 7 - This decree shall come into effect on the date of its publication, all provisions to the contrary being hereby revoked.

Curitiba, October 26, 1954; 133rd year of Independence, 66th year of the Republic.

Signed	BENTO MUNHOZ DA ROCHA NETO

ANTÔNIO JOAQUIM DE OLIVEIRA PORTES

* Published in the Official Newspaper of October 27, 1954

Copel’s Corporate By-Laws - Appendix V

DECREE NO. 37,399*

ABRIDGEMENT:	This decree grants COPEL authorization to operate as an electric power utility.

The President of the Republic, making use of the powers granted to him by article 87, paragraph 1, of the Constitution, and in accordance with the provisions of Decree No. 938, article 1, of December 8, 1938, and regarding the petition submitted by Companhia Paranaense de Energia Elétrica - COPEL, hereby decrees:

Article 1 - Authorization is granted to Companhia Paranaense de Energia Elétrica - COPEL, with head office in Curitiba, Paraná, to operate as an electric power utility in accordance with the provisions of Decree No. 938 of December 8, 1938, jointly with Decree-Law No. 2627 of September 26, 1940; COPEL shall be bound to meet all requirements of the Water Code (Decree No. 24643 of July 10, 1934), as well as subsequent laws and regulations, subject to rescission of this act.

Article 2 - This Decree shall come into effect on the date of its publication.

Article 3 - All provisions to the contrary are hereby revoked.

Rio de Janeiro, May 27, 1955; 134th year of Independence and 67th year of the Republic

Signed:	JOÃO CAFÉ FILHO

MUNHOZ DA ROCHA

*Published in the Official Newspaper No. 128 of June 4, 1955